Exhibit 4.1

WAUSAU PAPER CORP.

2010 STOCK INCENTIVE PLAN

As adopted February 16, 2010

ARTICLE 1 - ESTABLISHMENT AND PURPOSE OF PLAN

Section 1.1

Establishment of Plan.  The Company hereby establishes an incentive compensation plan, to be known as the “Wausau Paper Corp. 2010 Stock Incentive Plan,” as set forth in this document.  The Plan is effective as of June 1, 2010, provided that the Company’s shareholders have approved the adoption of the plan at an annual meeting of shareholders held prior to that date.

Section 1.2

Purpose.  The Plan is intended to enable the Company to attract and retain management-level employees and directors and to link stock-based individual participant incentives directly to the Company’s financial performance and increases in shareholder value.

ARTICLE 2 - DEFINITIONS

Section 2.1

Certain Definitions.  As used in this Plan, and in addition to any terms elsewhere defined in this Plan, the following terms, when capitalized, shall have the meanings set forth in this Article 2.

Section 2.2

Board.  “Board” means the Board of Directors of the Company.

Section 2.3

Cause.  “Cause” means, with respect to any Grantee and unless otherwise provided by the Committee, (a) “Cause” as defined in the related Grant Agreement, or (b) if there is no definition of “Cause” in the related Grant Agreement, then with respect to such Grantee, Cause means: (i) an intentional failure to perform assigned duties;  (ii) willful misconduct in the course of the Grantee’s employment; (iii) breach of a fiduciary duty involving personal profit or acts or omissions of personal dishonesty, including, but not limited to, commission of any crime of theft, embezzlement, or misapplication of funds; (iv) any intentional, reckless, or negligent act or omission to act which results in the violation by the Grantee of any policy established by the Company or a Subsidiary which is intended to insure compliance with applicable securities, environmental, employment discrimination, or other laws or which causes or results in the Company’s or a Subsidiary’s violation of such laws, except any act done by the Grantee in good faith, as determined in the reasonable discretion of the Committee, or which results in a violation of such policies or laws which is, in the reasonable sole discretion of such Committee, immaterial; (v) violation of any policy of the Company which is grounds for Termination of Service under such policy; or (vi) any of the foregoing which results in material loss to the Company or any of its Subsidiaries.  The Committee shall have the sole discretion to determine whether Cause exists, and the Committee’s determination shall be final.

Section 2.4

Change in Control.  “Change in Control” has the meaning set forth in Section 14.2.

Section 2.5

Code.  “Code” means the Internal Revenue Code of 1986, as amended.  The reference to any specific section of the Code or any regulation promulgated thereunder shall include any successor section or sections or regulation or regulations, as the case may be.

Section 2.6

Committee.  “Committee” means the Compensation Committee of the Board.

Section 2.7

Common Stock.  “Common Stock” means the common stock, no par value, of the Company.

Section 2.8

Company.  “Company” means Wausau Paper Corp., a Wisconsin corporation.

Section 2.9

Director.  “Director” means a member of the Board, and includes all such members who are also employees of the Company.

Section 2.10

Disability.  “Disability” means (a) a physical or mental condition which qualifies as a total and permanent disability under the terms of any plan or policy maintained by the Company or a Subsidiary and for which the Grantee is eligible to receive benefits under such plan or policy, or (b) if the Grantee does not participate in a disability plan or is not covered by a disability policy of the Company or a Subsidiary, Disability means the permanent and total inability of the Grantee by reason of mental or physical infirmity, or both, to perform the work customarily assigned to him or her, if a medical doctor selected or approved by the Committee, and knowledgeable in the field of such infirmity, advises the Committee either that it is not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Grantee’s lifetime.

Section 2.11

Dividend Equivalent.  “Dividend Equivalent” means an award made pursuant to Article 10.

Section 2.12

Effective Date.  “Effective Date” means June 1, 2010.

Section 2.13

Employed.  “Employed” and any variation thereof such as “Employment,” means, as appropriate, employed by or employment with any of the Company or any present or future Subsidiary.

Section 2.14

Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.  The reference to any specific section of the Exchange Act or any regulation promulgated thereunder shall include any successor section or sections or regulation or regulations, as the case may be.

Section 2.15

Fair Market Value.  “Fair Market Value” of a share of Common Stock as of any date means the price per Share as determined in accordance with the following:

(a)

Exchange.  If the principal market for the Common Stock is a national securities exchange, “Fair Market Value” means the closing price of the Common Stock on the New York Stock Exchange if the Common Stock is then listed for trading on such exchange, otherwise, the closing price of the Common Stock as reported on the principal exchange on which the Common Stock is then listed for trading.

(b)

Over-the-Counter.  If the principal market for the Common Stock is an over-the-counter market, “Fair Market Value” means the closing price of the Common Stock reported in the Nasdaq National Stock Market, or if the Common Stock is not then listed for trading in such market, the closing price reported on any other bona fide over-the-counter stock market selected in good faith by the Committee.

(c)

Date.  If the date on which Fair Market Value is to be determined is not a business day, or, if there shall be no reported transactions for such date, such determination shall be made on the next preceding business day for which transactions were reported.

(d)

Other Determination.  If subparagraphs (a) and (b) are not applicable, Fair Market Value shall mean such amount as may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate, which means or method shall comply with the requirements of a reasonable valuation method as described under Code Section 409A.

Section 2.16

Grant.  “Grant” means an award of an Option, Restricted Stock, Performance Unit, Dividend Equivalent, or Other Stock-Based Grant made pursuant to the terms of this Plan.

Section 2.17

Grant Agreement.  “Grant Agreement” means the written agreement evidencing, as applicable, the Grant of an Option, Restricted Stock, Performance Unit, or Dividend Equivalent.

Section 2.18

Grantee.  “Grantee” means an individual who has received a Grant.

Section 2.19

Incentive Stock Option.  “Incentive Stock Option” means an Option awarded pursuant to the terms of the Plan which is intended by the Committee to meet the requirements of an “incentive stock option” within the meaning of Code Section 422; provided, however, that to the extent an Incentive Stock Option is exercised after the expiration of any limitation on the time of exercise applicable under Code Section 422, or such Option does not meet the qualifications of an “incentive stock option” within the meaning of such Code Section, such Option shall thereafter be a Non-Qualified Option.

Section 2.20

Key Employee.  “Key Employee” means any employee of the Company or any other member of the Controlled Group who is a “key employee” as determined pursuant to Code Section 409A.

Section 2.21

Minimum Statutory Tax Withholding Obligation.  “Minimum Statutory Tax Withholding Obligation” means, with respect to a Grant, the amount the Company or a Subsidiary is required to withhold for federal, state, local and foreign taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

Section 2.22

Non-Qualified Option.  “Non-Qualified Option” means (a) an Option awarded pursuant to the terms of the Plan which the Committee intends shall not meet the requirements of an “incentive stock option” within the meaning of Code Section 422, and (b) any

Option intended to be an Incentive Stock Option which does not satisfy the terms, or is not exercised in accordance with the requirements of Code Section 422.

Section 2.23

Option.  “Option” means an option to purchase Shares awarded pursuant to the provisions of Article 6.

Section 2.24

Optionee.  “Optionee” means an eligible individual, as determined in accordance with Section 5.1, who has been granted an Option.

Section 2.25

Option Price.  “Option Price” means, with respect to each Option, the price per Share at which such Option may be exercised and the Shares subject to such Option purchased.

Section 2.26

Other Stock-Based Grant.  “Other Stock-Based Grant” means an equity-based or equity-related Grant not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article 11.

Section 2.27

Performance Goals.  “Performance Goals” shall be determined in accordance with the following:

(a)

 “Performance Goals” means the performance goals established by the Committee in connection with an award of Stock Options, Restricted Stock, or Performance Units.  Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed or for which the Grantee is responsible.  Performance Goals may be measured on an absolute or relative basis.  Relative performance may be measured by a group of peer companies or by a financial market index.

(b)

Any Performance Goals applicable to a Qualified Performance-Based Grant may be tied to any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee:  return on equity, diluted or adjusted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes, sales, sales growth, gross margin return on investment, increase in the fair market value of the Shares, share price (including, but not limited to, growth measures and total shareholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys, productivity, expense reduction levels, debt, debt reduction, the completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

(c)

To the extent consistent with Code Section 162(m), the Committee may determine, at the time the Performance Goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period:  the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Company’s annual report filed under the Exchange Act for the applicable period.

(d)

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances or individual performance renders the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, upward or downward, as the Committee deems appropriate and equitable; provided, however, that (i) no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan or any award meeting the requirements (or an applicable exception thereto) of Code Sections 162(m) or 409A or other applicable statutory provision; and (ii) in the case of a Qualified Performance-Based Grant, the Committee shall not use its discretionary authority to increase any Grant that is intended to be performance-based compensation under Code Section 162(m).

Section 2.28

Performance Units.  “Performance Unit” means an award made pursuant to Article 9.

Section 2.29

Plan.  “Plan” means the Wausau Paper Corp. 2010 Stock Incentive Plan as set forth herein or as hereafter amended.

Section 2.30

Qualified Performance-Based Grant.  “Qualified Performance-Based Grant” means an award of Stock Options, Performance Units, or Restricted Stock designated as such by the Committee at the time of Grant, based upon a determination that (a) the recipient is or may be a “covered employee” within the meaning of  Code Section 162(m)(3) in the year in which the Company would expect to be able to claim a tax deduction with respect to such Stock Options, Restricted Stock, or Performance Units, and (b) the Committee wishes such Grant to qualify for the exemption afforded under Code Section 162(m)(4)(C) from the limitations on deductibility otherwise imposed by Code Section 162(m).  For any Qualified Performance-Based Grant under Code Section 162(m), Performance Goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Grant, as required by Code Section 162(m) and regulations promulgated thereunder.  All such Performance Goals shall be established in writing no later than 90 days after the beginning of the applicable performance period; provided however, that for a performance period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the performance period.  In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to a Stock Option Grant, Performance Unit Grant or Restricted Stock Grant, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

Section 2.31

Restricted Stock.  “Restricted Stock” means Common Stock which has been issued in accordance with a Grant pursuant to Article 8 and as to which all of the conditions set forth in the applicable Grant Agreement have not yet been satisfied.

Section 2.32

Retirement.  “Retirement” means, with respect to a Grantee who is Employed, the Termination of Service by the Grantee on or after the date on which the Grantee had attained age fifty-five and completed ten calendar years of service with the Company, including service with any Subsidiary, and, with respect to a Grantee who is a Director who is not Employed, the Termination of Service by the Director on or after the completion of not less than five calendar years of service as a Director.

Section 2.33

Share.  “Share” means a share of Common Stock.

Section 2.34

Specified Employee.  “Specified Employee” on any particular date means a “key employee” under Code Section 409A and the regulations promulgated thereunder.

Section 2.35

Subsidiary.  “Subsidiary” means any corporation, partnership, or other entity in which the Company owns, directly or indirectly, at least a 50% interest in the voting rights or profits.

Section 2.36

Termination of Employment.  “Termination of Employment” means the termination of a Grantee’s employment with the Company and each member of the Controlled Group.

Section 2.37

Termination of Service.  “Termination of Service” means, (a) with respect to an Employed Grantee, the Grantee’s Termination of Employment, and (b) with respect to a Director who is not Employed, the termination of such Grantee’s service as a Director and as a director of each member of the Controlled Group.  For purposes of the Plan, the Grantee’s Termination of Service shall be deemed to have occurred at the close of business on the day preceding the first date on which  the Grantee incurs a Termination of Employment, or, in the case of a Director, the first date on which the Grantee is no longer a Director or a director of any member of the Controlled Group.

Section 2.38

Vesting Period.  “Vesting Period” means the period of time between the date on which a Grant has been awarded pursuant to the Plan and the date on which all conditions relating to continued employment, satisfaction of Performance Goals, and any other conditions specified by the Committee at the time of the Grant are to have been satisfied.

ARTICLE 3 - GENERAL PROVISIONS RELATING TO AWARDS

Section 3.1

Shares Subject.  The aggregate number of Shares which may be delivered under Grants awarded pursuant to the Plan, including Shares issued or transferred in payment of Dividend Equivalents, shall be 2,500,000.

Section 3.2

Undelivered Shares.  To the extent any Shares (a) subject to an Option are not delivered to the Optionee (or the estate or other transferee of such Optionee) because the Option is forfeited, expires, or otherwise becomes unexercisable, or (b) the Shares subject to a Grant of Restricted Stock are forfeited, such Shares shall, except as may otherwise be prohibited by applicable regulations relating to Incentive Stock Options or any exchange or over-the-counter listing standards for the Common Stock, be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

Section 3.3

Exercise or Withholding Using Shares.  If the Option Price of any Option awarded under the Plan is satisfied by tendering Shares to the Company (by actual delivery or attestation), only the number of Shares issued to the Optionee (or the estate or other transferee of such Optionee), net of the Shares tendered, shall be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan, except as may otherwise be prohibited by applicable regulations relating to Incentive Stock Options or any exchange or over-the-counter listing standards for the Common Stock.  To the extent any Shares are used to satisfy a Grantee’s Minimum Statutory Tax Withholding Obligation, such Shares shall be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

Section 3.4

Stock Dividends, etc.  If the Company shall, after the Effective Date, change the Common Stock into a greater or lesser number of Shares through a stock dividend, stock split-up, or combination of Shares, then (a) the number of Shares then subject to the Plan, but which are not then subject to any outstanding Grant, (b) the number of Shares subject to each then outstanding Option (to the extent not previously exercised), (c) the number of Performance Units and Shares attributable thereto, and (d) the price per Share payable upon exercise of each then outstanding Option, shall all be proportionately increased or decreased as of the record date for such stock dividend, stock split-up, or combination of Shares in order to give effect thereto.  Notwithstanding any such proportionate increase or decrease, no fraction of a Share shall be issued upon the exercise of an Option, and the Shares subject to an Option, and Performance Units or Shares attributable thereto shall be rounded to the nearest whole Share and the Option Price shall be rounded to the nearest full cent.

Section 3.5

Other Changes.  If, after the Effective Date, there shall be any change in the Common Stock or other change in the capitalization of the Company other than through a stock dividend, stock split-up, or combination of Shares, including, but not limited to, a change which results from a merger, consolidation, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization is within the meaning of Code Section 368), or any partial or complete liquidation of the Company, then if, and only if, the Committee shall determine that such change equitably requires an adjustment in the number or kind of Shares and Performance Units then subject to a Grant, the Option Price with respect to an Option, or the number of Shares or class of stock remaining subject to the Plan, such adjustment as the Committee shall determine is equitable and as shall be approved by the Board shall be made and shall be effective and binding for all purposes of such Grants and the Plan.  If any member of the Board shall, at the time of such approval, be a Grantee, he shall not participate in any action in connection with such adjustment.

Section 3.6

Amendment of Grant Agreements.  The terms of any outstanding Grant under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan.  However, no such amendment shall adversely affect in a material manner any right of a Grantee without his or her written consent.  Except as specified in Section 3.4 or Section 3.5, the Committee may not directly or indirectly lower the exercise price of a previously granted Option.

Section 3.7

Compliance with Code Section 409A.  Notwithstanding any provision of the Plan or a Grant Agreement to the contrary, if any Grant or benefit provided under this Plan is subject to the provisions of Code Section 409A, the provisions of the Plan and any applicable Grant Agreement shall be administered, interpreted and construed in a manner necessary to comply with Code Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(a)

If a Participant is a Specified Employee and a payment subject to Code Section 409A (and not excepted therefrom) to the Grantee is due upon Termination of Service, such payment shall be delayed for a period of six months after the date the Grantee incurs a Termination of Service (or, if earlier, the death of the Grantee).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of Termination of Service unless another compliant date is specified in the applicable Grant Agreement.

(b)

For purposes of Code Section 409A, and to the extent applicable to any Grant or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Code Section 409A and shall be interpreted and construed accordingly.  With respect to payments subject to Code Section 409A, the Committee reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Code Section 409A.  Whether a Grantee has incurred a Termination of Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Grant or benefit, in accordance with the guidance issued under Code Section 409A.  For this purpose, a Grantee will be presumed to have experienced a Termination of Service when the level of bona fide services performed permanently decreases to a level less than 20% of the average level of bona fide services performed during the immediately preceding 36-month period or such other applicable period as provided by Code Section 409A.

(c)

The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Grant may be deferred until a later date.  Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Code Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options and other stock rights subject to Code Section 409A.  An election shall be made by filing an election with the Committee (on a form provided by the Committee) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Code Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).  To the extent authorized, a Grantee who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Grantee initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Committee to the extent consistent with Code Section 409A).  Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(d)

The grant of Non-Qualified Options and other stock rights subject to Code Section 409A shall be granted under terms and conditions consistent with Treasury Regulation § 1.409A-1(b)(5) such that any such Grant does not constitute a deferral of compensation under Code Section 409A.

(e)

In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Grantee (or any other person) due to the failure of a Grant to satisfy the requirements of Code Section 409A.

ARTICLE 4 - PLAN ADMINISTRATION

Section 4.1

The Committee.

(a)

Membership Qualifications of the Committee.  Except as provided in this Section 4.1, at all times the Committee shall consist of not less than three members designated by the Board from among those Directors who are not officers or employees of the Company or a Subsidiary and each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act (a “Non-Employee Director”) and (ii) an “outside director” within the meaning of Code Section 162(m) (an “Outside Director”); provided, however, that in addition to the Committee’s general authority to amend the Plan as provided for in Section 16.1, the Committee shall have the specific authority to modify or eliminate the foregoing qualifications or adopt such other qualifications as are reasonably intended to result in (x) the award of Grants, and transactions with respect to the award or exercise of such Grants, satisfying an exemption from Section 16(b) of the Exchange Act, or any successor thereto, and (y) compensation recognized by Grantees qualifying as Qualified Performance-Based Grants.

(b)

Appointment of Other Members.  In the event that one or more members of the Committee shall fail to meet the qualifications set forth in Section 4.1(a), the Board shall remove such member or members and appoint a successor or successors who satisfy such qualifications.  The Board shall act in a reasonably prompt manner to fill any vacancy on the Committee from among such of its members who are both Non-Employee Directors and Outside Directors.

(c)

Validity of Grants.  Notwithstanding the qualifications for members of the Committee established in Section 4.1(a), any Grants made by the Committee in good faith and without the knowledge that one or more of its members did not satisfy such qualifications, shall be valid and enforceable by the Grantee even though the members of the Committee did not, at the time of such award, satisfy such qualifications.

Section 4.2

Authority of Committee.  The Plan shall be administered by the Committee.  The Committee shall, subject to the terms of the Plan (including, specifically, Sections 6.1, 8.1, 9.1, 10.1, and 11.1), have the authority to, in its sole discretion, (a) select eligible individuals to receive an award of one or more Grants and to participate in the Plan, (b) determine the timing of each Grant (including automatic Grants upon the occurrence of specified events), number of Shares, Performance Units, Shares of Restricted Stock, Dividend Equivalents, or Other Stock-Based Grants subject to each Grant, and the Option Price associated with each Option, (c) establish terms and conditions concerning the time of, and conditions precedent to, the exercisability of each Option or vesting of each Grant (including, without limitation, conditions with respect to the passage of time, satisfaction of Performance Goals, satisfaction of individual performance or other goals of the Grantee, restrictions on competitive employment or satisfaction of Company policies, increase in Fair Market Value of the Common Stock, and any other conditions which the Committee deems reasonably related to the satisfaction of the purpose of the Plan), (d) at the time of Grant or at any time thereafter impose such additional terms and conditions on the exercise or vesting of such Grant as it deems necessary or desirable for such Grant, or the exercise or vesting thereof, to be exempt under Section 16(b) of the Exchange Act, and the regulations promulgated thereunder, and to qualify as a Qualified Performance-Based Grant, (e) determine the form of each Grant Agreement and all terms and conditions thereof with respect to each award, including adoption of a formula providing for the award of Grants to Directors at specified intervals, (f) interpret the Plan and the application thereof and establish such rules and regulations as it deems necessary or desirable for the administration of the Plan, (g) modify or cancel any Option or take such action to cause the vesting or exercisability of any or all outstanding Grants to become exercisable in part or in full for any reason at any time, subject to the limitations of Section 3.7 and 16.1; provided, however, that no acceleration or waiver of any Performance Goal shall be permitted with respect to a Qualified Performance-Based Grant, except as permitted by Article 14, and (h) exercise such other authority as is reasonably related to the administration of and/or the fulfillment of the purpose of the Plan.  All actions, interpretations, rules, regulations, and conditions taken or established by the Committee shall be final, binding, and conclusive upon the Company and all Grantees.

Section 4.3

Actions by the Committee.  A majority of the members of the Committee shall constitute a quorum.  In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting.

Section 4.4

Limitation on Liability and Indemnification.  No Director, no executive officer or other employee of the Company, and no other agent or representative of the Company shall be liable for any act, omission, interpretation, construction, or determination made in connection with the Plan in good faith, and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s articles of incorporation and/or bylaws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

ARTICLE 5 - ELIGIBILITY

Section 5.1

Individuals Eligible to Participate.  Persons who are (a) salaried employees of the Company or any Subsidiary who function in management, administrative, or professional capacities, (b) prospective salaried employees who have accepted offers of employment from the Company or a Subsidiary and will function in a management, administrative, or professional capacity, and (c) Directors shall be eligible to be selected, in the sole discretion of the Committee, to participate in, and receive an award of one or more Grants pursuant to, the Plan.

ARTICLE 6 - OPTIONS AWARDS

Section 6.1

Awards by Committee.  Options shall be awarded to such eligible individuals, as determined by the provisions of Section 5.1, as the Committee may, from time to time and at any time, select.  Membership of an employee or a prospective employee in a class of management, administrative, or professional employees or election as a Director shall not, without specific Committee action, entitle such person to receive an Option award.  Notwithstanding the foregoing, Incentive Stock Options may be granted only to eligible Employees of the Company or Subsidiary (as permitted by Code Section 422 and the regulations thereunder).

Section 6.2

Grant Agreement.  Each Option shall be evidenced by a Grant Agreement, the terms of which may differ from other Grant Agreements.  Each Grant Agreement evidencing an award of an Option by the Committee pursuant to Section 6.1 shall be signed on behalf of the Company and, if so provided by the Committee, the Optionee, and shall set forth with respect to the Option awarded therein, the name of the Optionee, the date awarded, the Option Price, whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of Shares subject to the Option, and such other terms and conditions consistent with the Plan as determined by the Committee.  Each Grant Agreement shall be entered into subject to, and shall incorporate by reference, all terms, conditions, and limitations set forth in the Plan.

Section 6.3

Date of Grant.  The date on which an Option is granted shall be the date the Committee completes the corporate action constituting an offer of Shares for sale to a Grantee under the terms and conditions of the Option; provided that such corporate action shall not be considered complete until the date on which the maximum number of shares that can be purchased under the Option and the minimum Option price are fixed or determinable.  If the corporate action contemplates an immediate offer of Shares for sale to a class of individuals, then the date of the granting of an Option is the time or date of that corporate action, if the offer is to be made immediately.  If the corporate action contemplates a particular date on which the offer is to be made, then the date of grant is the contemplated date of the offer.

Section 6.4

Terms and Conditions of the Options.  In addition to any other terms, conditions, and limitations specified in the Plan, each Option awarded hereunder shall, as to each Optionee, satisfy the following requirements:

(a)

Date of Award.  Options must be awarded on or before June 1, 2020.

(b)

Vesting and Other Terms and Conditions.  The Committee may at the time of award impose such terms and conditions on the vesting of the Options subject to an award as it deems necessary or desirable for such award (i) to fulfill the purpose of this Plan, including the requirement that settlement of a Grant be conditioned upon achievement of Performance Goals or the continued service of the Grantee either before or after, as applicable, the achievement of Performance Goals, (ii) to be exempt under Section 16(b) of the Exchange Act, and the regulations promulgated thereunder, or (iii) to qualify as Qualified Performance Based Grants.  Notwithstanding anything herein to the contrary, in no event may any Option awarded to a non-Employee Director vest prior to the third anniversary of its Date of Grant.

(c)

Expiration.  No Incentive Stock Option shall be exercisable after the expiration of ten years from the date such Option is awarded.  No Non-Qualified Stock Option shall be exercisable after the expiration of ten years from the date such Option is awarded.

(d)

Price.  The Option Price as to any Share subject to an Option may not be less than the Fair Market Value of the Share on the date the Option is granted.

(e)

Limitations on Transferability.  No Option shall be transferable by the Optionee other than by will or the laws of descent and distribution, nor can it be exercised by anyone other than the Optionee during the Optionee’s lifetime.  No Option may be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise), or be subject to execution, attachment, or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(f)

Exercise.  Except as otherwise permitted by the Committee, or as provided in Section 6.5, or as elsewhere provided in this Section 6.4(f), Options must be exercised, or shall be forfeited, in accordance with the following time limitations:

(1)

Termination by Reason of Death.  If the Optionee incurs a Termination of Service by reason of death, any Option held by such Optionee on the Optionee’s date of death may thereafter be exercised, to the extent it was exercisable on the date of the Optionee’s death, for a period of one year from the date of death or until the expiration of the stated term of such Option, whichever period is shorter.

(2)

Termination by Reason of Disability.  If the Optionee incurs a Termination of Service by reason of Disability, any Option then held by such Optionee may thereafter be exercised to the extent it was exercisable on the date of such Termination of Service for a period of one year from the date of such Termination of Service or until the expiration of the stated term of such Option, whichever period is shorter.

(3)

Termination by Reason of Retirement.  If the Optionee incurs a Termination of Service by reason of Retirement, any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable on the date of the Optionee’s Termination of Service, for a period of two years from the date of such Termination of Service or until the expiration of the stated term of such Option, whichever period is shorter.

(4)

Other Termination.  Unless otherwise determined by the Committee, if the Optionee incurs a Termination of Service for Cause, all Options then held by such Optionee shall terminate and may not be exercised from and after the effective date of such Termination of Service.  If an Optionee incurs a Termination of Service for any reason other than death, Disability, Retirement, or Cause, any Option then held by the Optionee, to the extent it was exercisable on the date of such Termination of Service, may be exercised for a period of three months from the date of such Termination of Service or until the expiration of the stated term of such Option, whichever period is shorter.

(5)

Death After Termination.  If the Optionee dies subsequent to a Termination of Service for any reason other than Cause, then, notwithstanding any other limitation on the exercise of the Optionee’s Option set forth in subparagraphs (1), (2), (3), or (4), any Option held by such Optionee on the Optionee’s date of death may thereafter be exercised, to the extent it was exercisable on such date, for a period of one year from the date of death or until the expiration of the stated term of such Option, whichever period is shorter.

(6)

Change in Control.  Notwithstanding any other provision of this Plan to the contrary, in the event the Optionee incurs a Termination of Service other than for Cause during the twelve-month period following a Change in Control, any Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such Termination of Service, for (A) the longer of (1) one year from the date of such Termination of Service or (2) such other period as may be provided in the Plan from such Termination of Service, or (B) until expiration of the stated term of such Option, whichever period is shorter.

Notwithstanding any other provisions of this Section 6.4(f), the exercisability of any Option shall be determined in regard to the status of the Optionee to which the Grant was attributable.  Options granted to an Optionee by reason of his Employment shall be exercisable in accordance with the foregoing provisions of subparagraphs (1)-(5) with respect to the later of his Termination of Service as an Employee or, if such Employee is also a Director, his Termination of Service as a Director.  Options granted by reason of the Optionee’s status as a Director shall be exercisable in accordance with the foregoing provisions of subparagraphs (1)-(5) only with respect to his Termination of Service as a Director.  If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Code Section 422, such Incentive Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(g)

Minimum Holding Period.  No Option may be exercised before the date which is six months after the later of (i) the date on which the Plan is approved by the shareholders of the Company, or (ii) the date on which such Option was awarded.

(h)

Additional Restrictions Relating to Incentive Stock Options.  To the extent that the aggregate Fair Market Value (determined as of the time the Option is awarded) of the Shares for which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan or any other plan of the Company or a Subsidiary) exceeds $100,000 (or such other individual limit as may be in effect with regard to incentive stock options under the Code on the date of award), such Options shall not be Incentive Stock

Options.  No Incentive Stock Option shall be awarded to a Director or to an Optionee who, at the time such Option is awarded, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary within the meaning of Code Section 422(b)(6) unless (i) at the time the Option is awarded, the Option Price is at least 110% of the Fair Market Value of the Shares subject to the Option, and (ii) such Option by its terms is not exercisable after the expiration of five years from the date such Option is awarded.

(i)

Limitation on Option Awards.  No Optionee may be awarded Options under the Plan in any calendar year with respect to more than 500,000 Shares.

(j)

Forfeiture and Return of Common Stock.  Notwithstanding anything herein to the contrary, in the event a Performance Goal was determined by the Committee to be satisfied but such Performance Goal is later determined by the Committee in its sole discretion to be based on statements of earnings, revenues, gains, or other criteria that are materially inaccurate, all Option Grants upon which vesting was based upon the Performance Goal in question shall be forfeited and any Common Stock issued with respect to such Option Grant shall be returned to the Company by all Grantees for whom the Performance Goal was a vesting requirement.

Section 6.5

Termination or Lapse of Options.  Each Option shall terminate or lapse upon the first to occur of (a) the expiration date set forth in the applicable Option Agreement, (b) the date on which the Option is deemed to be forfeited or terminated under the terms of the Plan or the Option Agreement, (c) the applicable date set forth in Section 6.4(b), or (d) the date which is the day next following the last day such Option could be exercised under Section 6.4(f).

Section 6.6

Notification of Disqualifying Disposition.  If any Grantee shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within 10 days thereof.

ARTICLE 7 - EXERCISE AND PAYMENT OF OPTION PRICE

Section 7.1

Exercise of Options.  Each Option shall be exercised as to all or a portion of the Shares subject to the Option by written notice to the Company setting forth the exact number of Shares as to which the Option is being exercised and including with such notice payment of the Option Price (plus the minimum required tax withholding).  The date of exercise shall be the date such written notice and payment have been delivered (in cash or in such other manner as provided in Section 7.2) to the Secretary of the Company either in person or by depositing said notice and payment in the United States mail, postage pre-paid and addressed to such officer at the Company’s principal office.

Section 7.2

Payment for Shares.  Payment of the Option Price (plus the Minimum Statutory Tax Withholding Obligation) attributable to the exercise of an Option or any portion thereof may be made (a) by tendering cash (in the form of a check or otherwise) in such amount, (b) with the consent of the Committee, by tendering, by either actual delivery of Shares owned by the Optionee or by attestation, Shares with a Fair Market Value on the date of exercise equal to such amount, (c) with the consent of the Committee, by instructing the Committee to withhold a number of Shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option, (d) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the sale or loan proceeds equal to such amount, or (e) any combination of (a), (b), (c), and (d); provided, however, that any Shares delivered in payment of the Option Price pursuant to clause (b) shall have been purchased on the open market and held by the Optionee for at least six months at the time of exercise of the Option.

Section 7.3

Issuance of Shares.  No certificates representing Shares shall be issued until full payment therefor has been made.  An Optionee shall have all of the rights of a shareholder of the Company holding the Common Stock that is subject to such Option (including, if applicable, the right to vote the Shares and the right to receive dividends) when the Optionee has given written notice of exercise, has paid in full for such Shares, has, if requested, given the representation described in Section 18.1, and a certificate representing the Shares have been issued by the registrar and transfer agent for the Common Stock.

ARTICLE 8 - RESTRICTED STOCK AWARDS

Section 8.1

Awards by Committee.  Restricted Stock shall be awarded to such eligible individuals, as determined by the provisions of Section 5.1, as the Committee may, from time to time and at any time, select.  Membership of an employee or a prospective employee in a class of management, administrative, or professional employees or election as a Director shall not, without specific Committee action, entitle such person to receive an award of Restricted Stock.

Section 8.2

Grant Agreement.  Each award of Restricted Stock shall be evidenced by a Grant Agreement, the terms of which may differ from other Grant Agreements.  Each Grant Agreement shall be signed on behalf of the Company and the Grantee, and shall set forth with respect to the Restricted Stock awarded therein, the name of the Grantee, the date awarded, the number of Shares subject to the Grant Agreement, and such other terms and conditions of vesting consistent with the Plan as determined by the Committee.  Each Grant Agreement shall be entered into subject to, and shall incorporate by reference, all terms, conditions, and limitations set forth in the Plan.  For purposes of Section 8.3(e), Shares which are the subject of an award of Restricted Stock shall remain subject to the Grant Agreement which evidenced such award until the Vesting Period shall have been completed with respect to such Shares.

Section 8.3

Terms and Conditions of Grants of Restricted Stock.  In addition to any other terms, conditions, and limitations specified in the Plan, each award of Restricted Stock hereunder shall, as to each Grantee, satisfy the following requirements:

(a)

Date of Award.  Restricted Stock must be awarded on or before June 1, 2020.

(b)

Vesting and Other Terms and Conditions.  The Committee may at the time of award impose such terms and conditions on the vesting of the Restricted Stock subject to an award as it deems necessary or desirable for such award (i) to fulfill the purpose of this Plan, including the requirement that settlement of a Grant be conditioned upon achievement of Performance Goals or the continued service of the Grantee either before or after, as applicable, the achievement of Performance Goals, and (ii) to be exempt under Section 16(b) of the Exchange Act, and the regulations promulgated thereunder, or (iii) to qualify as a Qualified Performance-Based Grant.  Notwithstanding anything herein to the contrary, in no event may any Restricted Stock awarded to a non-Employee Director vest prior to the third anniversary of the date it was awarded.

(c)

Records of Restricted Stock.  Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Wausau Paper Corp. 2010 Stock Incentive Plan and a Restricted Stock Agreement.  Copies of such Plan and Agreement are on file with the Secretary of the Corporation.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award.

(d)

Limitations on Transferability.  Subject to the provisions of the Plan and the Restricted Stock Agreement, during the period which commences with the date of an award, and which ends on the expiration of the Vesting Period, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(e)

Forfeiture or Vesting Upon the Occurrence of Certain Events.  Except to the extent otherwise provided in the applicable Grant Agreement, upon a Grantee’s Termination of Service for any reason during the Vesting Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Grantee; provided, however, that (i) all Restricted Stock shall become fully vested upon the death, Disability, or Retirement of the Grantee, if such Grant was not intended to be a Qualified Performance-Based Grant, (ii) all Restricted Stock shall become fully vested upon the death or Disability of the Grantee, if such Grant were intended to be a Qualified Performance Based Grant, and (iii) that all Shares subject to a Grant Agreement shall be forfeited if the Grantee incurs a Termination of Employment for Cause.

(f)

Limitation on Grants.  No Qualified Performance-Based Grant in excess of 100,000 shares of Restricted Stock shall be awarded to any Grantee in any calendar year.

(g)

Distribution of Dividends.  Notwithstanding any other provision of this Plan, dividends which are deferred and held or reinvested as determined by the Committee pursuant to the provision of this Section 8.3 shall be distributed promptly upon, and in no event later than the 15th day of the third month following, the vesting of the underlying Restricted Stock to which such dividends are attributable.

(h)

Forfeiture and Repayment/Return of Restricted Stock Awards.  Notwithstanding anything herein to the contrary, in the event a Performance Goal was determined by the Committee to be satisfied but such Performance Goal is later determined by the Committee in its sole discretion to be based on statements of earnings, revenues, gains, or other criteria that are materially inaccurate, all Restricted Stock Grants upon which vesting was based upon the Performance Goal in question shall be forfeited and any Common Stock issued with respect to such Restricted Stock Grant shall be returned to the Company by all Grantees for whom the Performance Goal was a vesting requirement.

Section 8.4

Rights of Shareholder.  Except as provided in Section 8.3, this Section 8.4, and the Grant Agreement, a Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of a Grant Agreement, including the right to vote the Shares and the right to receive any cash dividends.  If so determined by the Committee, (a) cash dividends on the Common Stock that is the subject of the Grant Agreement shall be automatically deferred and held, without interest, subject to the vesting of the underlying Restricted Stock, (b) cash dividends on the Common Stock that is the subject of the Grant Agreement shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting performance goals or vesting applicable only to dividends, or (c) dividends payable in Common Stock shall be paid in the form of Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends; provided, however, that reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall occur only if sufficient Shares are then available under Article 3 after taking into account all then outstanding Grants.

Section 8.5

Issuance of Shares.  No certificates representing unrestricted Shares shall be issued to a Grantee nor will the restrictions imposed pursuant to this Article 8 lapse until adequate provision for the payment of the Grantee’s Minimum Statutory Tax Withholding Obligation has been made by such Grantee or until the adjustment in the number of Shares provided for in Section 13.1 has been made.  If and when the Vesting Period expires without a prior forfeiture of the Restricted Stock, subject to the satisfaction of the Grantee’s obligations under the Restricted Stock Agreement, certificates without the restrictive legend provided for in Section 8.3(c) shall be delivered to the Grantee upon surrender of the certificates issued as of the date of the award and bearing the legend provided for by Section 8.3(c).

Section 8.6

Waiver of Code Section 83(b) Election.  Unless otherwise provided by the Committee, as a condition of receiving a Grant of Restricted Stock, a Grantee shall waive the right to make an election under Code Section 83(b) to report the value of the Grant as income on the Date of Grant.

ARTICLE 9 - PERFORMANCE UNITS AWARDS

Section 9.1

Awards by Committee.  Performance Units shall be awarded to such eligible individuals, as determined by the provisions of Section 5.1, as the Committee may, from time to time, select.  Membership of an employee or a prospective employee in a class of management, administrative, or professional employees or election as a Director shall not, without specific Committee action, entitle such person to receive an award of Performance Units.

Section 9.2

Grant Agreement.  Each award of Performance Units shall be evidenced by a Grant Agreement, the terms of which may differ from other Grant Agreements.  Each Grant Agreement shall be signed on behalf of the Company and the Grantee, and shall set forth with respect to the Performance Units awarded therein, the name of the Grantee, the date awarded, the number of

Performance Units, the Performance Goals, and such other terms and conditions consistent with the Plan as determined by the Committee.  Each Grant Agreement shall be entered into subject to, and shall incorporate by reference, all terms, conditions, and limitations set forth in the Plan.

Section 9.3

Terms and Conditions of Grants of Performance Units.  In addition to any other terms, conditions, and limitations specified in the Plan, each award of Performance Units hereunder shall, as to each Grantee, satisfy the following requirements:

(a)

Date of Award.  Performance Units must be awarded on or before June 1, 2020.

(b)

Vesting and Other Terms and Conditions.  The Committee may at the time of award impose such terms and conditions on the vesting of the Performance Units subject to an award as it deems necessary or desirable for such award (i) to fulfill the purpose of this Plan, including the requirement that settlement of a Grant be conditioned upon achievement of Performance Goals or the continued service of the Grantee either before or after, as applicable, the achievement of Performance Goals, (ii) to be exempt under Section 16(b) of the Exchange Act, and the regulations promulgated thereunder, or (iii) to qualify as Qualified Performance-Based Grants.  Notwithstanding anything herein to the contrary, in no event may any Performance Unit awarded to a non-Employee Director vest prior to the third anniversary of the date it was awarded.

(c)

Limitations on Transferability.  Subject to the provisions of the Plan and the Grant Agreement, during the period which commences with the date of an award, and which ends on the expiration of the Vesting Period, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Units subject to such agreement.

(d)

Forfeiture or Vesting Upon the Occurrence of Certain Events.  Except to the extent otherwise provided in the applicable Grant Agreement, upon a Grantee’s Termination of Service for any reason during the Vesting Period, all Performance Units not yet vested shall be forfeited by the Grantee; provided, however, that (i) all Performance Units shall become fully vested upon the death, Disability, or Retirement of the Grantee, if such Grant was not intended to be a Qualified Performance-Based Grant, (ii) all such Performance Units shall become fully vested upon the death or Disability of the Grantee, if such Grant was intended to be a Qualified Performance-Based Grant, and (iii) that all Performance Units shall be forfeited if the Grantee incurs a Termination of Employment for Cause.

(e)

Limitation on Grants.  No Qualified Performance-Based Grant in excess of 100,000 Performance Units (each such Unit attributable to one share of Common Stock) shall be awarded to any Grantee in any calendar year.

(f)

Forfeiture and Repayment/Return of Performance Units.  Notwithstanding anything herein to the contrary, in the event a Performance Goal was determined by the Committee to be satisfied but such Performance Goal is later determined by the Committee in its sole discretion to be based on statements of earnings, revenues, gains, or other criteria that are materially inaccurate, all Performance Unit Grants upon which vesting was based upon the Performance Goal in question shall be forfeited and any Common Stock issued or cash paid with respect to such Performance Unit Grants shall be returned to the Company by all Grantees for whom the Performance Goal was a vesting requirement.

Section 9.4

Settlement of Grants.  In addition to any other terms and conditions of a Grant which may be provided for under the Plan, the Committee shall, at the end of each applicable Vesting Period, determine the number of Performance Units which have become vested upon satisfaction of the applicable Performance Goals, conditions of continued employment, or other conditions, and shall then provide that such Performance Units shall be settled by delivery of (i) shares of Common Stock equal to the number of Performance Units vested, (ii) cash equal to the Fair Market Value of such number of shares of Common Stock attributable to the number of Performance Units vested, or (iii) any combination thereof as the Committee deems appropriate (“Delivery”).  Delivery shall be made to the Grantee promptly upon, and in no event later than the 15th day of the third month following, the date on which all conditions to the vesting of such Performance Units have been satisfied.

Section 9.5

Issuance of Shares.  No certificates representing unrestricted Shares shall be issued to a Grantee until adequate provision for the payment of the Grantee’s income tax withholding has been made by such Grantee or until the adjustment in the number of Shares provided for in Section 13.1 has been made.  If and when the Vesting Period expires without a prior forfeiture of the Performance Units, subject to the satisfaction of the Grantee’s obligations under the Performance Unit Agreement, certificates representing Shares to be delivered pursuant to Section 9.4 shall be delivered to the Grantee.

ARTICLE 10 - DIVIDEND EQUIVALENT PAYMENTS

Section 10.1

Dividend Equivalent Payments.  The Committee may award Dividend Equivalents with respect to some or all of the shares of Common Stock covered by Performance Units in an amount equal to, and commensurate with, dividends declared by the Board and paid on Common Stock.  Dividend Equivalents payable on Performance Units may be paid in cash, Restricted Stock, Performance Units, or in Common Stock at the discretion of the Committee.  The Committee may award Dividend Equivalents with respect to any Performance Unit for all or any portion of its term and may condition such award on the satisfaction of Performance Goals.  Distribution of Dividend Equivalents attributable to a Grant of Performance Units shall be made coincident with Delivery of the Performance Units pursuant to Section 9.4.

ARTICLE 11 - OTHER STOCK-BASED GRANTS

Section 11.1

Authority to Grant Other Stock-Based Grants.  Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant other types of equity-based or equity-related Grants not otherwise described by the terms and provisions of the Plan (including the grant or offer for sale of unrestricted Shares) under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.   Such Grants may involve the transfer of actual Shares to Grantees, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Grants designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 11.2

Value of Other Stock-Based Grant.  Each Other Stock-Based Grant shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

Section 11.3

Payment of Other Stock-Based Grant.  Payment, if any, with respect to an Other Stock-Based Grant shall be made in accordance with the terms of the Grant, in cash or Shares as the Committee determines.

Section 11.4

Termination of Service.  The Committee shall determine the extent to which a Grantee’s rights with respect to Other Stock-Based Grants shall be affected by the Grantee’s Termination of Service.  Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Stock-Based Grants issued pursuant to the Plan.  Notwithstanding anything herein to the contrary, in no event may any Other Stock-Based Grant awarded to a non-Employee Director vest prior to the third anniversary of the date it was awarded.

Section 11.5

Time of Payment of Other Stock-Based Grant.  A Grantee’s payment under an Other Stock-Based Grant shall be made at such time as is specified in the applicable Grant Agreement.  If a payment under the Grant Agreement is subject to Code Section 409A, the Grant Agreement shall specify that the payment will be made (a) by a date that is no later than the date that is two and one-half months after the end of the calendar year in which the Other Stock-Based Grant payment is no longer subject to a substantial risk of forfeiture for purposes of Code Section 409A or (b) at a time that is permitted under Code Section 409A.

ARTICLE 12 - SUBSTITUTION GRANTS

Section 12.1

Authority to Grant Substitution Grants.  Awards may be granted under the Plan from time to time in substitution for options and other grants or awards held by employees of other entities who are about to become Employees, or whose employer is about to become a Subsidiary as the result of the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation.  The terms and conditions of the substitute Grants so awarded may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of Grant may deem appropriate to conform, in whole or in part, to the provisions of the grant or award in substitution for which they are granted.  If Shares are issued under the Plan with respect to a Grant granted under this Article such Shares will not count against the aggregate number of Shares with respect to which Grants may be made under the Plan.

ARTICLE 13 - TAX WITHHOLDING

Section 13.1

Tax Withholding.  The delivery of Shares to a Grantee or any other person under the Plan is subject to the Minimum Statutory Tax Withholding Obligation, and the Committee may condition the delivery of any Shares or other benefits on satisfaction of the Minimum Statutory Tax Withholding Obligation.  The Company may withhold from the settlement of any award of Performance Units in cash the Minimum Statutory Tax Withholding Obligation.  Otherwise, the Grantee must satisfy the Minimum Statutory Tax Withholding Obligation by delivering to the Company at the time of the exercise of an Option or the lapse or satisfaction of any condition to vesting of Performance Units or Restricted Stock, as the case may be, such amount of money, with the consent of the Committee, Shares having a Fair Market Value equal to the amount determined by the Company as required to meet its Minimum Statutory Tax Withholding Obligation, or, with the consent of the Committee, may direct the Company to withhold from any certificate for

Shares then or thereafter issuable to the Grantee, that number of Shares having a Fair Market Value equal to any Minimum Statutory Tax Withholding Obligation by reason of such exercise or vesting.

ARTICLE 14 - CHANGE IN CONTROL

Section 14.1

Adjustment of Awards in the Event of a Change in Control,

(a)

Options.  All Options outstanding on the date on which such Change in Control has occurred (the “Change in Control Date”) shall, to the extent not then exercisable or vested, immediately become exercisable in full on the Change in Control Date.

(b)

Restricted Stock and Performance Units.  Any conditions to vesting of Restricted Stock and Performance Units shall be deemed to have been satisfied and such Restricted Stock and Performance Units shall become free of all restrictions to the full extent of the original Grant.

(c)

Dividend Equivalents.  All Dividend Equivalents shall be considered to be earned and payable in full, any deferral or other restriction shall lapse, and such Dividend Equivalents shall be settled in cash not later than the 5th business day following the Change in Control Date.

(d)

Committee Election.  Notwithstanding any other provision of the Plan, the Committee may elect, in anticipation of, or subsequent to, a Change in Control, to cancel any Options outstanding on the Change in Control Date and to make, in respect of each canceled Option, a lump sum cash payment in an amount equal to the product of (i) the number of Shares then subject to the cancelled Option multiplied by (ii) the excess, if any, of (A) the greater of (1) the Change in Control Price, (2) the highest Fair Market Value of a Share on any day in the 60-day period ending on the Change in Control Date, and (3) the highest Fair Market Value of a Share on any day during the period which begins on the Change in Control Date and ends on the date of the Committee’s election, over (B) the Option Price of such Option.  Any election by the Committee in anticipation of a Change in Control shall be effective only if a Change in Control occurs within 60 days of such election.  Any payment elected by the Committee to be made pursuant to this Section 14.1(d) shall be paid to the Optionee not later than the 5th business day following the effective date of the Committee’s election.  For purposes of this Section 14.1(d), the “Change in Control Price” shall mean, if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction (as defined in Section 14.2(c)), the highest price per Share paid in such tender or exchange offer or Corporate Transaction, and, to the extent that the consideration paid in any such transaction consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Committee.

Section 14.2

Definition of “Change in Control”.  Subject to Section 14.3, for purposes of the Plan, a “Change in Control” means the happening of any of the following events:

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding

Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Corporation other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii), and (iii) of paragraph (c) of this Section 14.2, or (E) any increase in the proportionate number of shares of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities beneficially owned by a Person to 20% or more of the shares of either of such classes of stock if such increase was solely the result of the acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities by the Corporation; provided, however, that this clause (E) shall not apply to any acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities not described in clauses (A), (B), (C), or (D) of this paragraph (a) by the Person acquiring such shares which occurs after such Person had become the beneficial owner of 20% or more of either the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities by reason of share purchases by the Corporation; or

A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of the Plan, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be deemed to be and shall be considered as though such individual were a member of the Incumbent Board, but provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so deemed or considered as a member of the Incumbent Board; or

Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of the assets or securities of any other entity (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation, or such Resulting Corporation) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of such Resulting Corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Corporation prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

The approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

For purposes of this Section 14.2, the terms “Affiliate” and “Associate” shall have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Plan.

Section 14.3

Special Definition of Change in Control.  Notwithstanding the foregoing or any provision of this Plan to the contrary, if a Grant is subject to Code Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of a Grant, the definition of Change in Control in Section 14.2 shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation §1.409A-3(i)(5) or any successor provision.

ARTICLE 15 - DELIVERY OF CERTIFICATES

Section 15.1

Delivery of Certificates.  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions:

(a)

Listing or approval for listing upon notice of issuance of such Shares on the exchange or over-the-counter market as may at the time be the principal market for the Common Stock;

(b)

Any registration or other qualification of the Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c)

Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

ARTICLE 16 - AMENDMENT AND TERMINATION OF PLAN

Section 16.1

Amendment of Plan.  The Committee may amend the Plan from time to time and at any time; provided, however, that (a) except as specifically provide herein, no amendment shall, in the absence of written consent to the change by the affected Grantee, adversely affect such Grantee’s rights under any Grant which has been awarded prior to the amendment except to the extent such amendment is, in the sole opinion of the Committee, required to comply with any stock exchange rules, accounting rules, or laws applicable to the Company or the Plan, (b) no amendment with respect to the maximum number of Shares which may be issued pursuant to Grants under the Plan or to any individual in any calendar year made be made unless approved by a majority of the Shares entitled to vote at a meeting of the shareholders if such amendment would, in the absence of such approval and in the sole opinion of the Committee, have an adverse effect on the Company under applicable tax or securities laws or accounting rules, and (c) no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.  Notwithstanding anything herein to the contrary, the Committee may also make any amendments or modifications to this Plan and/or outstanding Grants in order to conform the provisions of the Plan or such Grants with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Grantee under the Plan or a Grant Agreement.

Section 16.2

Termination of Plan.  The Plan shall terminate on the first to occur of (a) June 1, 2020 or (b) the date specified by the Committee as the effective date of Plan termination; provided, however, that the termination of the Plan shall not limit or otherwise affect any Grants outstanding on the date of termination.

ARTICLE 17 - SHAREHOLDER APPROVAL

Section 17.1

Effective Date.  Notwithstanding any provision of this Plan to the contrary, the Plan shall not be effective, and any Grants awarded under the Plan shall be null and void, unless the adoption of the Plan is approved at an annual or special meeting of the Company’s shareholders held within one year prior to or following the Effective Date by a majority of the shares entitled to vote at such meeting.

ARTICLE 18 - INVESTMENT INTENT; AVAILABILITY OF INFORMATION

Section 18.1

Investment Intent.  The Committee may require each Grantee or other person purchasing or receiving Shares pursuant to the exercise of an Option or the Grant of Performance Units or Restricted Stock, to represent to and acknowledge that the Shares, if not registered by the Company under the Securities Act of 1933 (the “1933 Act”), may not be freely transferable by the holder after exercise of the Option or receipt of a Grant, that by acceptance of an Option, Shares, Performance Units, Dividend Equivalents, Restricted Stock, or Other Stock-Based Grant, that such Grantee or other person understands that the application of the 1933 Act may restrict the transfer of such Shares, and that Shares which are unregistered under the 1933 Act will be acquired for the account of the Grantee or other person for investment only and not with a view to offer for sale or for sale in connection with the distribution or transfer thereof.  Certificates issued by the Company and representing Shares acquired pursuant to the exercise of an Option or Grant of Performance Units, Dividend Equivalents, Restricted Stock, or Other Stock-Based Grant may include any legend or legends which the Company deems appropriate to reflect any restrictions imposed under the 1933 Act.

Section 18.2

Availability of Information – Registered Shares.  If the Shares subject to a Grant have been registered pursuant to the 1933 Act, the Company shall provide the Grantee with such information as may be required under the applicable registration form on which such Shares were registered.

Section 18.3

Availability of Information - Unregistered Shares.  If the Shares subject to a Grant are not registered or to be registered under the 1933 Act, the Company shall furnish each Grantee with (a) a copy of the Plan and the Company’s most recent annual report to its shareholders at the time the Grant Agreement is delivered to the Grantee and (b) a copy of each subsequent annual report and proxy statement, on or about the same date as such report shall be made available to shareholders of the Company.  Whether or not the shares are, or are to be, registered under the 1933 Act, the Company will furnish, upon written request addressed to the Secretary of the Company, but at no charge to the Grantee or any duly authorized representative of the Grantee, a copy of the Plan and copies of all reports filed by the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K, and its proxy statements.  Notwithstanding the foregoing provisions of this Article 18, the Company shall not be required to furnish any such report or statement if a copy of such report is otherwise provided to the Grantee in connection with another plan maintained by the Company or such Grantee’s status as a shareholder of the Company.

Section 18.4

Electronic Delivery.  By executing the Grant Agreement, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Options, Shares, Performance Units, Dividend Equivalents, Restricted Stock, or Other Stock-Based Grants via Company web site or other electronic delivery.

ARTICLE 19 - LIMITATION OF RIGHTS

Section 19.1

Conditions of Service.  Neither the Plan nor any Grant Agreement shall constitute a contract of employment and participation in or eligibility for participation in the Plan shall not confer upon any employee the right to be continued as an employee of the Company or any present or future Subsidiary or as a Director.  The Company and each Subsidiary hereby expressly reserve the right to terminate the employment of any employee, with or without cause, as if the Plan and any Grants awarded pursuant to it were not in effect.

Section 19.2

Company Assets.  Neither the Grantee nor any other person shall, by reason of receiving a Grant, acquire any right, title, or interest in any assets of the Company or any Subsidiary by reason of such Grant or the Plan.  To the extent the Grantee or any other person shall acquire a right to receive payments from the Company pursuant to a Grant or the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 20 - MISCELLANEOUS

Section 20.1

Compliance with Applicable Laws.  Notwithstanding any provision of this Plan to the contrary, if at any time the Company shall be advised by its counsel that the exercise of any Option or the delivery of Shares upon the exercise of an Option or Grant of Performance Units, Dividend Equivalents, Restricted Stock, or Other Stock-Based Grant is required to be approved, listed, registered, or qualified under any securities law, that certain actions must be taken under the rules of any stock exchange or over-the-counter market, that such exercise or delivery must be accompanied or preceded by a prospectus or similar circular meeting the requirements of any applicable law, or that some other action is required to be taken by the Company in compliance with applicable law, the Company will use reasonable efforts to take all actions required within a reasonable time, but exercise of the Options or delivery by the Company of certificates for Shares may be deferred until the Company shall be in compliance with all such requirements.

Section 20.2

Governing Law.  The Plan, each Grant awarded hereunder and the related Grant Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the internal laws of the State of Wisconsin and construed in accordance therewith without giving effect to the principles of conflicts of laws applied by any state.

Section 20.3

Construction.  Except when otherwise indicated by the context, any masculine terminology herein shall also include feminine, and the definition of any term herein in singular shall also include the plural.

Section 20.4

Titles.  Article and section titles are included for reference purposes only and in the event of a conflict between a title and its respective text the text shall control.